                                                               EXHIBIT 12.1

                             THE WISER OIL COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                           SIX MONTHS
                         ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                         --------------  -----------------------------------------
                          1997   1996     1996    1995    1994    1993       1992
                         ------ -------  ------- ------- ------- -------     -----
Income before income
 taxes.................. $5,630 $(4,029) $10,500 $ 5,981 $ 9,432 $(1,075)    $(235)
Add fixed charges--
 interest expense.......  3,355   2,728    5,452   5,618   3,907     530        31
                         ------ -------  ------- ------- ------- -------     -----
Adjusted earnings....... $8,985 $(1,301) $15,952 $11,599 $13,339 $  (545)    $(204)
                         ====== =======  ======= ======= ======= =======     =====
Fixed charge coverage...   2.7x   (0.5x)    2.9x    2.1x    3.4x   (1.0x)(1) (6.6x)(1)
                         ====== =======  ======= ======= ======= =======     =====

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(1) Reported as N/A. See "Selected Consolidated Financial and Operating Data"
    in the Prospectus.